UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 29, 2014

OCONN INDUSTRIES CORP.
(Exact name of registrant as specified in its charter)

Nevada	27-3816969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Daws House, 33-35 Daws Lane, London, England	NW7 4SD
(Address of principal executive offices)	(Zip Code)

0-808-189-1222
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

As a result of officer and director appointments, and officer and director resignations, and subsequent sales of a majority of our outstanding common stock, a change in control of the registrant has occurred.

On or about February 4, 2014, Eithne O’Connor, holder of 4,000,000 shares of our Common Stock sold all of her shares to Prolific Group, LLC, for $4,000. Ms. O’Connor previously purchased his shares from the Company on March 6, 2012 at a price of $0.002 per share. Also on or about February 4, Grainne O’Connor, holder of 2,500,000 shares of our Common Stock sold all of his shares to Prolific Group, LLC, for $2,500. Mr. O’Connor previously purchased her shares from the Company on March 6, 2012 at a price of $0.002 per share. The 6,500,000 shares of our Common Stock held by Prolific Group, LLC constitutes 55.55% of our 11,700,000 outstanding common stock shares. The source of the $6,500 to purchase the 6,500,000 shares was the personal funds of Mark Zegal, Manager of Prolific Group, LLC.

On January 29, 2014, Eithne O’Connor in her capacity as sole director, appointed Robert Faber to fill a vacancy on the board of directors of the Company. Ms. O’Connor, in turn, resigned from all officer and director positions with the Company. At that same time, Grainne O’Connor resigned as Secretary. Neither Eithne O’Connor nor Grainne O’Connor hold any officer or director positions with the Company, leaving Mr. Faber as sole director.

On January 30, 2014, Mr. Faber, in his capacity as sole director, appointed himself as President, Secretary and Treasurer.

We are a shell company. We filed information that would be required if we were filing a general form for registration of securities on Form 10 under the Exchange Act via our registration statement on Form S-1 filed on February 2, 2013 and our annual report on Form 10-K on July 31, 2013, as supplemented by our most recent quarterly report on October 31, 2013.

Security Ownership of Certain Beneficial Owners And Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of the date of this report, and by the officers and directors, individually and as a group as at February 4, 2014. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Common Stock	Prolific Group, LLC 228 Park Ave South #99300 New York NY 10003-1502	6,500,000	55% (1)
Common Stock	All Officers and Directors as a group that consists of two person	6,500,000 shares (1)	55%

(1) The percent of class is based on 11,700,000 shares of common stock issued and outstanding as of the date of this report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

As described above, on January 29, 2014, Robert Faber was appointed to serve on our Board of Directors. The following day, Mr. Faber was also appointed as our President, Secretary and Treasurer. Also on January 29, 2014, Eithne O’Connor and Grainne O’Connor resigned from all director and officer positions. The Company is aware of no disagreements between Eithne O’Connor and the Company, nor Grainne O’Connor and the Company.

Robert T. Faber, age 54, has served as Chairman, President and CEO of Brooklands, Inc., a medical device manufacture, since its inception in February 2012.   Mr. Faber has served as a member of the Board of Mustang Alliance, Inc. since July 22, 211and as President since February 1, 2012. Mr. Faber joined Comstock Mining, Inc. in 2003 and held several executive positions including President, Chief Executive Officer and Chief Financial Officer before resigning in December 2011. During much of his tenure with Comstock Mining, Mr. Faber served as a board member. Mr. Faber has more than 20 years of diverse, senior financial and operational management, business and acquisition experience, including 10 years of international experience. Mr. Faber previously served as Vice President of United Site Services, Inc., a privately held consolidator in the waste service industry. Additionally, Mr. Faber served as an executive with Allied Waste Industries, overseeing a $1.2 billion, multi-state area. Prior to Allied, Mr. Faber spent 17 years with Waste Management, Inc., a publicly traded environmental services company, during which time he served in senior positions both internationally and domestically, including as Director of Finance of Waste Management’s $1.4 billion multi-country international operations based in London, England and Vice President and Controller for several $100 million plus multi-state market areas. His experience and background provide him with a broad range of expertise in public company issues. Mr. Faber is a Certified Public Accountant (currently unlicensed) and is a graduate of Saint John’s University, where he earned a B.S. in Accounting. Mr. Faber brings to the Company more than 20+ years of experience in mining operational management, project management, regulatory oversight, financial and information management, manufacturing, capital markets and board level governance.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    OCONN INDUSTRIES CORP.

/s/ Robert T. Faber
Robert T. Faber
President

Dated:  February 4, 2014